Exhibit 99.8
                     Press Release dated April 30, 2002


                               PRESS RELEASE

               FOR IMMEDIATE RELEASE:  TUESDAY APRIL 30, 2002

I.  CONTACT:   William H. Roberts          Joseph R. Bergmann
               Wayne Buckhout              President
               CTC, Inc.                   Silk Botanicals.Com, Inc.
               (937)434-2700               (561)265-3600

             Silk Botanicals.Com, Inc. completes acquisition of
                     Capital Equities Group Inc. Shares

DELRAY BEACH, FLORIDA, APRIL 30, 2002.  Silk Botanicals.Com, Inc.
(OTCBB:SILK) announced today that it has completed the acquisition of 100 percent of the issued and outstanding shares of Capital Equities Group Inc. and its wholly-owned subsidiary Resort Hotel Inc.

On February 8, 2002 the Company announced that it had entered into a
"Stock Purchase Agreement" with Capital Equities Group Inc.   The
agreement called for the Company to acquire 100% of the shares of Capital.

As the Company previously stated, it is expected this acquisition will provide the necessary financing to enable the Company to fully execute its business plan.

NOTE: Statements made by Silk Botanical.Com,Inc. that are not purely historical are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a variety of risks and uncertainties, including, without limitation, statements with respect to the Company's strategy and prospects. These statements are made based upon information available to the Company at the time, and the Company assumes no obligation to update forward-looking statements. Readers and investors are cautioned that the Company's actual results may differ materially from those described in the forward-looking statements due to a number of factors including, but not limited to,
(1) demand for the Company's products and services; (2) the Company's



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ability to continue to develop and launch its markets; (3) changes in the current and future business environment, including interest rates and capital and consumer spending; (4) the impact of competitive products and pricing; (5) reliance on key strategic alliances; (6) the availability of skilled personnel; (7) the regulatory environment; (8) the risks outlined in the Company's filings from time to time with the Securities and Exchange Commission; and (9) the impact of yet unknown competitors, technological obsolescence, problems with technology, problems with shipment; inadequate supplies and business opportunities.




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